Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES FOURTH QUARTER AND FULL YEAR 2016 RESULTS

HOUSTON, February 15, 2017 - Seitel, Inc., a leading provider of seismic data to the oil and gas industry in North America, today reported results for the fourth quarter and year ended December 31, 2016.

Fourth Quarter Highlights -

•	Total revenue was $35.0 million compared to $14.0 million in Q4 2015.

•	Cash resales totaled $28.3 million compared to $13.0 million in Q4 2015.

•	Cash flows from operating activities were $1.4 million compared to $4.9 million in Q4 2015.

•	Cash EBITDA was $21.0 million compared to $9.1 million in Q4 2015.

•	Net income was $4.1 million compared to a net loss of $96.0 million in Q4 2015.

Full Year Highlights -

•	Total revenue was $94.5 million compared to $100.3 million in 2015.

•	Cash resales totaled $59.4 million compared to $44.4 million in 2015.

•	Cash flows from operating activities were $30.5 million compared to $72.6 million in 2015.

•	Cash EBITDA was $39.4 million compared to $25.3 million in 2015.

•	Net loss was $24.4 million compared to $110.0 million in 2015.

“Our cash resales were $28.3 million in the fourth quarter, bringing our full year cash resales to $59.4 million, more than 30% higher than 2015. With crude oil prices recovering from the lows seen in the first quarter of 2016 and reaching levels where E&P companies began increasing their drilling efforts and continued M&A activity, licenses of data from our library improved,” commented Rob Monson, president and chief executive officer. “The strengthening of oil prices and resulting increase in rig counts seems to indicate the bottom of the cycle has been reached. Capital spending in North America by E&P companies is expected to increase about 30% to 45% this year which should lead to higher activity.
“We continue to add good, quality data to our library to allow for future growth even with reduced capital spending. We grew our data library by 1,500 square miles in 2016 and currently have 250 square miles in progress,” stated Monson. “We will continue to pace our level of capital spending during the recovery with our cash flows and our clients’ needs.”
Total revenue for the fourth quarter of 2016 was $35.0 million, consisting of acquisition underwriting revenue of $4.0 million, resale licensing revenue of $30.3 million and solutions and other revenue of $0.7 million. This compares to total revenue of $14.0 million in the fourth quarter of 2015, consisting of acquisition underwriting revenue of $4.1 million, resale licensing revenue of $9.3 million and solutions and other revenue of $0.6 million. The increase in total revenue between quarters was primarily due to higher resale licensing revenue. Cash resales, a component of resale licensing revenue, were $28.3 million in the fourth quarter of 2016 compared to cash resales of $13.0 million in the fourth quarter of 2015.

Total revenue for the year ended December 31, 2016 was $94.5 million compared to $100.3 million for the same period last year. The decrease in total revenue was mainly due to a reduction in acquisition underwriting revenue partially offset by an increase in resale licensing revenue. Acquisition underwriting revenue was $21.5 million in 2016 compared to $42.7 million in 2015. This decrease was primarily attributable to a planned reduction in new data acquisition projects as a result of the prolonged downturn in the energy industry. Most of our new data acquisition activity in 2016 occurred in the U.S., with a focus in the Louisiana Cotton Valley and the Permian. Total resale licensing revenue was $71.0 million in 2016 compared to $55.2 million in 2015. Cash resales were $59.4 million compared to $44.4 million in 2015. Solutions and other revenue is primarily driven by the level of seismic revenue and was $2.1 million in 2016 compared to $2.3 million in 2015.

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Net income was $4.1 million for the fourth quarter of 2016 compared to a net loss of $96.0 million for the fourth quarter of 2015. Our net loss was $24.4 million for the year ended December 31, 2016 compared to a net loss of $110.0 million for the year ended December 31, 2015. Both the fourth quarter and full year of 2015 included $88.7 million of income tax expense recorded to provide a valuation allowance on our U.S. federal and state deferred tax assets as of December 31, 2015, which represented the majority of the change between periods. The increase in revenues in the fourth quarter of 2016, offset slightly by higher amortization on our seismic data library and higher selling, general and administrative (“SG&A”) expenses, also contributed to the change in the fourth quarter periods.

Cash flows from operating activities were $1.4 million in the fourth quarter of 2016 compared to $4.9 million in the fourth quarter of 2015. The decrease between the periods was primarily due to lower collections on acquisition billings as a result of reduced acquisition underwriting revenue in 2016, partially offset by income tax refunds related to settlement with Canada Revenue Agency on a prior audit. Cash flows from operating activities were $30.5 million for the year ended December 31, 2016 compared to $72.6 million for the same period in 2015. The decrease between periods was primarily due to 2015 including significant collections from fourth quarter 2014 cash resale activity and lower acquisition underwriting revenue in 2016.

Cash EBITDA, a non-GAAP measure, generally defined as cash resales and solutions revenue less cash operating expenses (excluding severance and various non-routine items), was $21.0 million in the fourth quarter of 2016 compared to $9.1 million in the same period last year. Cash EBITDA was $39.4 million for the year ended December 31, 2016 compared to $25.3 million for the year ended December 31, 2015. The increase between periods was primarily the result of higher cash resales, partially offset by an increase in routine cash SG&A expenses.

SG&A expenses were $8.1 million in the fourth quarter of 2016 compared to $5.0 million in the fourth quarter of last year. The increase between the quarterly periods was primarily due to a $4.1 million increase in variable compensation, consisting of commissions and annual incentive compensation, partially offset by savings of $0.5 million in salaries and benefits from headcount reductions and a reduction of $0.4 million in severance and other non-routine costs. SG&A expenses were $24.1 million for the year ended December 31, 2016 compared to $22.2 million in the same period last year. The $1.9 million increase primarily consisted of a $0.6 million increase in routine overhead costs and a $1.3 million increase in non-routine costs. The increase in routine overhead costs mainly consisted of an increase of $3.9 million in variable compensation, partially offset by savings of $2.8 million in salaries and benefits. The increase in variable compensation in the fourth quarter of 2016 and the year ended December 31, 2016 compared to the same periods in 2015 was primarily due to $3.7 million of annual incentive compensation recorded for 2016 as our Cash EBITDA results exceeded the target goals established for 2016; no annual incentive compensation was recorded in 2015. The savings in salaries and benefits resulted from an approximate 40% reduction in headcount since the beginning of 2015 through attrition and layoffs. The increase in non-routine costs from the year ended December 31, 2015 to the year ended December 31, 2016 was primarily due to an increase in termination benefits related to layoffs in 2016.

For the year ended December 31, 2016, our acquisition underwriting revenue exceeded our gross capital costs by $0.4 million primarily due to a revision to the previous estimated costs related to one of our new data acquisition surveys resulting in a reduction of the gross costs of approximately $2.5 million. Gross capital expenditures for the year ended December 31, 2016 were $23.6 million, of which $19.0 million related to new data acquisition. In light of the anticipated increase in capital spending by our clients, we are currently anticipating an increase in our net cash capital expenditures for 2017.

CONFERENCE CALL
Seitel will hold its quarterly conference call to discuss fourth quarter results for 2016 on Thursday, February 16, 2017 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 800-374-2540, Conference ID 20798365. A replay of the call will be available until February 23, 2017 by dialing 800-585-8367, Conference ID 20798365, and will be available following the conference call at the Investor Relations section of the company's website at http://www.seitel.com.

ABOUT SEITEL
Seitel is a leading provider of onshore seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical in the exploration for and development of oil and gas reserves by exploration and production companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of exploration and production companies. Seitel believes that its library of 3D onshore seismic data is one of the largest available for licensing in North America and includes leading positions in oil, liquids-rich and natural gas unconventional plays as well as conventional areas. Seitel has ownership in over 44,000 square miles of 3D onshore data, over 10,000 square miles of 3D offshore data and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel has also expanded into Mexico through reprocessing existing 2D seismic data for licensing to oil and gas companies. Seitel serves a market which includes over 1,500 companies in the oil and gas industry.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Statements contained in this press release about our future outlook, prospects, strategies and plans, and about industry conditions, demand for seismic services and the future economic life of our seismic data are forward-looking, among others. All statements that express belief, expectation, estimates or intentions, as well as those that are not statements of historical fact, are forward-looking. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” “propose,” “plan,” “target,” “foresee,” “should,” “intend,” “may,” “will,” “would,” “could,” “potential” and similar expressions are intended to identify forward-looking statements. Forward-looking statements represent our present belief and are based on our current expectations and assumptions with respect to future events and their potential effect on us. While we believe our expectations and assumptions are reasonable, they involve risks and uncertainties beyond our control that could cause the actual results or outcome to differ materially from the expected results or outcome reflected in our forward-looking statements. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this press release may not occur. Such risks and uncertainties include, without limitation, actual customer demand for our seismic data and related services, the timing and extent of changes in commodity prices for natural gas, crude oil and condensate and natural gas liquids, conditions in the capital markets during the periods covered by the forward-looking statements, the effect of economic conditions, our ability to obtain financing on satisfactory terms if internally generated cash flows are insufficient to fund our capital needs, the impact on our financial condition as a result of our debt and our debt service, our ability to obtain and maintain normal terms with our vendors and service providers, our ability to maintain contracts that are critical to our operations, changes in the oil and gas industry or the economy generally and changes in the capital expenditure budgets of our customers. For additional information regarding known material factors that could cause our actual results to differ, please see our filings with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The forward-looking statements contained in this press release speak only as of the date hereof and readers are cautioned not to place undue reliance on such forward-looking statements. Except as required by federal and state securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or any other reason. All forward-looking statements attributable to Seitel, Inc. or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and future reports filed with the SEC.

This press release also includes certain non-GAAP financial measures as defined under SEC rules. Non-GAAP financial measures include cash EBITDA, for which the most comparable GAAP measure is cash flows from operating activities and net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures. Reconciliations of each non-GAAP financial measure to its most comparable GAAP measure are included at the end of this press release.

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2016	2015
	(unaudited)
ASSETS
Cash and cash equivalents	$55,997	$52,675
Receivables, net	26,094	17,304
Net seismic data library	115,922	161,363
Net property and equipment	1,709	2,603
Prepaid expenses, deferred charges and other	1,762	2,183
Intangible assets, net	1,418	5,528
Goodwill	182,012	179,792
Deferred income taxes	257	39
TOTAL ASSETS	$385,171	$421,487

LIABILITIES AND STOCKHOLDER’S EQUITY
LIABILITIES
Accounts payable	$2,357	$8,077
Accrued liabilities	10,286	14,981
Employee compensation payable	4,364	592
Income taxes payable	620	—
Senior Notes	246,857	245,696
Obligations under capital leases	1,510	1,661
Deferred revenue	15,904	25,903
Deferred income taxes	2,214	2,361
TOTAL LIABILITIES	284,112	299,271

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY
Common stock, par value $.001 per share; 100 shares authorized,
issued and outstanding	—	—
Additional paid-in capital	400,582	400,505
Retained deficit	(283,190)	(258,766)
Accumulated other comprehensive loss	(16,333)	(19,523)
TOTAL STOCKHOLDER’S EQUITY	101,059	122,216
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$385,171	$421,487

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SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)

REVENUE	$35,001	$13,962	$94,546	$100,252

EXPENSES:
Depreciation and amortization	16,239	12,809	75,078	80,923
Cost of sales	21	31	76	195
Selling, general and administrative	8,106	5,034	24,119	22,184
	24,366	17,874	99,273	103,302

INCOME (LOSS) FROM OPERATIONS	10,635	(3,912)	(4,727)	(3,050)

Interest expense, net	(5,979)	(6,370)	(24,967)	(25,390)
Foreign currency exchange gains (losses)	(34)	(91)	109	(1,650)
Other income	1,183	—	1,765	5

Income (loss) before income taxes	5,805	(10,373)	(27,820)	(30,085)
Provision (benefit) for income taxes	1,687	85,640	(3,396)	79,905

NET INCOME (LOSS)	$4,118	$(96,013)	$(24,424)	$(109,990)

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Cash resales represent new contracts for data licenses from our library, including data currently in progress, payable in cash. We believe cash resales are an important measure of our operating performance and are useful in assessing overall industry and client activity. Cash resales are likely to fluctuate quarter to quarter as they do not require the longer planning and lead times necessary for new data creation. Cash resales were $28.3 million in the fourth quarter of 2016 compared to $13.0 million in the fourth quarter of 2015 and $59.4 million in the first twelve months of 2016 compared to $44.4 million in the first twelve months of 2015.

The following table summarizes the components of Seitel's revenue (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Total acquisition underwriting revenue	$3,972	$4,051	$21,458	$42,734

Resale licensing revenue:
Cash resales	28,257	12,998	59,404	44,350
Non-monetary exchanges	—	1,352	1,840	9,300
Revenue recognition adjustments	2,067	(5,059)	9,752	1,554
Total resale licensing revenue	30,324	9,291	70,996	55,204

Total seismic revenue	34,296	13,342	92,454	97,938

Solutions and other	705	620	2,092	2,314
Total revenue	$35,001	$13,962	$94,546	$100,252

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cost of goods sold and cash selling, general and administrative expenses (excluding severance and other non-routine costs). The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, cash flows from operating activities (in thousands):

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Cash EBITDA	$20,977	$9,143	$39,362	$25,263
Add (subtract) other components not included in cash EBITDA:
Cash acquisition underwriting revenue	3,921	4,049	21,329	42,566
Revenue recognition adjustments from contracts payable in cash	1,523	(3,828)	8,413	4,107
Severance and other non-routine costs	(124)	(526)	(1,984)	(663)
Interest expense, net	(5,979)	(6,370)	(24,967)	(25,390)
Amortization of deferred financing costs	302	311	1,224	1,200
Increase (decrease) in allowance for doubtful accounts	1	4	(20)	4
Other cash operating income	11	—	14	5
Current income tax benefit (expense)	(517)	(224)	(561)	(193)
Changes in operating working capital	(18,703)	2,348	(12,267)	25,737
Net cash provided by operating activities	$1,412	$4,907	$30,543	$72,636

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Net cash capital expenditures represent total capital expenditures less cash underwriting revenue from our clients and non-cash additions to the seismic data library. We believe this measure is important as it reflects the amount of capital expenditures funded from our operating cash flow. The following table summarizes our actual capital expenditures for 2016 and shows how net cash capital expenditures (a non-GAAP financial measure) are derived from total capital expenditures, the most directly comparable GAAP financial measure (in thousands):

Year Ended December 31, 2016
New data acquisition	$19,029
Cash purchases and data processing	1,615
Non-monetary exchanges	2,640
Property and equipment	304
Total capital expenditures	23,588
Less:
Non-monetary exchanges	(2,640)
Cash underwriting	(21,329)
Net cash capital expenditures	$(381)

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